Exhibit 4.4

An Agreement

Written and signed in Tel Aviv this 1st day of August, 2006

By and Between

Internet Gold – Golden Lines Ltd. Private Company 520044264 Of 2 Dov Friedman St., Ramat Gan 52503 (the “Purchaser”)

Of the First Part

And

1. Fishman Family Properties Management (1988) Ltd.
Private Company 511325870
Of 20 Lincoln St., Tel Aviv 67134
(“Fishman”)

2. Monitin Ltd.
Private Company 510783186
Of 127 Yigal Alon, Tel Aviv 67443
(“Monitin”)

Fishman and Monitin shall collectively be referred to as the “Sellers”

Of the Second Part

And

012 Golden Lines Ltd.
Private Company 512140799
Of 25 Hasivim St., Petah Tikva 49170
(the “Company”)

Of the Third Part

Whereas	The parties have entered into a Share Purchase and Merger Agreement dated July 25, 2006 (the “Agreement”)

And Whereas	The parties wish to extend certain dates set forth in the Agreement as detailed above.

The parties have therefore agreed, stipulated and declared as follows:

1.	The deadline designated in Section 5.1 of the Agreement for submitting notice to the Ministry of Communication shall be extended to August 6, 2006.

2.	The deadline designated in Section 5.1 of the Agreement for submitting the merger notice to the Antitrust Commissioner shall be extended to August 6, 2006.

3.	For the avoidance of doubt, all other provisions of the Agreement shall remain unchanged.

In witness whereof the parties have set their hand in writing on the date and at the venue first stated above:

Internet Gold – Golden Lines Ltd.	Fishman Family Properties Management (1988) Ltd.

Monitin Ltd.	012 Golden Lines Ltd.

Globescom Communication (1997) Ltd.

Amendment to the Agreement Dated July 25, 2006
Written and signed in Tel Aviv this 20th day of December, 2006

By and between

Smile.Communication Ltd.
Private Company 512832742
Of 2 Dov Friedman St., Ramat Gan 52503
(the “Purchaser”)

Of the First Party

And

1. Fishman Family Properties Management (1988) Ltd.
Private Company 511325870
Of 20 Lincoln St., Tel Aviv 67134
(“Fishman”)

2. Monitin Ltd.
Private Company 510783186
Of 127 Yigal Alon, Tel Aviv 67443
(“Monitin”)

Of the Second Part

And

Globescom Communication (1997) Ltd.
Private Company 512567108
Of 6 Hanehoshet, Tel Aviv 61580
(“Globescom”)

Of the Third Part

Whereas

Internet Gold Golden Lines (“Gold”), Fishman, Monitin and 012 Golden Lines Ltd. (the “Company”) have entered into an agreement dated July 25, 2006 for the sale of 60% of the issued share capital of the Company by Fishman and Monitin to Gold (the “Agreement”);

And Whereas

The Commissioner has, on December 14, 2006, approved the closing of the transaction in accordance with the Agreement, provided that Fishman, Monitin and their related parties sell to Gold or any of its related parties, all of the share capital of the Company that they hold;

And Whereas

The parties have decided to amend the Agreement such that the Purchaser shall purchase all of the Company’s issued and paid up share capital held by Fishman, Monitin and Globescom (in this Amendment: the “Sellers”), constituting 97.72% of the Company’s issued and paid up share capital;

And Whereas	Globescom is desirous to sell its shares in the Company to the Purchaser under the same terms at which Fishman and Monitin are selling their shares in the Company to the Purchaser;

The parties have therefore agreed, stipulated and declared as follows:

1.	The preamble to this Amendment constitutes an integral part hereof. The preamble shall be in full force and effect, to the extent that it does not conflict with the contents of this Amendment.

In this Amendment, the term “Sellers” shall also include Globescom.

Terms defined in Section 1 of the Agreement and which are used in this Amendment, shall have the same meaning ascribed to them in the Agreement, unless otherwise defined herein.

The Company is not nor shall it be a party to the Agreement, and its signature on the Agreement is null and void.

2.

The Sellers’ representations and warranties, as set forth in Section 2 of the Agreement, shall remain in full force and effect without any change (subject to the provisions of Section 11 herein regarding Section 11.1 of the Agreement), except for Sections 2.22 and 2.27 of the Agreement, with regard to which the Sellers hereby make the representation and warranty, jointly and severally, in lieu of the Company. The representations and warranties provided in Section 2 of the Agreement are not made by the Company, and the words “the Company” in the beginning of Section 2 of the Agreement shall be deleted.

3.	3.1 The Purchaser’s representations and warranties, as detailed in Section 3 of the Agreement, shall remain in full force and effect without any change.

3.1.

The Purchaser and Internet Gold – Golden Lines Ltd. (“Gold”) hereby notify the Sellers that the Purchaser shall purchase the shares of the Company in accordance with the Agreement and this addendum, and Gold shall guarantee the obligations of the Purchaser under the Agreement and this addendum.

4.	Section 4 of the Agreement shall be replaced by the following:

4.1.

At the Closing Date, the Sellers shall sell and transfer to the Purchaser’s ownership, and the Purchaser shall purchase and receive ownership, of 97.72% of the Company’s issued and paid up share capital on a fully-diluted basis, constituting all of the Company’s issued and paid up share capital held by the Sellers (a total of 29,315,220 shares; the “Purchased Shares”).

The Purchased Shares shall be sold to the Purchaser, against payment of the Consideration as set forth herein, free and clear of any debt, obligation, charge, lien, attachment, right of first refusal, preemptive right or any other third-party right (except for any charge, lien or any other third-party right created by and/or to the benefit of the Purchaser or on its behalf).

The Purchaser stipulates as a condition for the transaction contemplated herein, that the Sellers must sell it all of the Purchase Shares. Without prejudice to any other right it may have, the Purchaser shall be entitled to terminate this Agreement in case not all of the Purchased Shares are transferred to it as set forth in this Amendment.

4.2.

In consideration of the Purchased Shares, the Purchaser shall pay the Sellers, against performance of all of the Sellers’ obligations under the Agreement and under this Amendment, and against transfer of the Purchased Shares to the Purchaser, the following:

(a)

At the Closing Date – the shekel equivalent at the Closing Date of $83,809,955 (eighty three million, eight hundred and nine thousand and nine hundred and fifty five US dollars), according to the following breakdown: $70,952,018 (seventy million, nine hundred and fifty two thousand and eighteen US dollars) to Fishman and $12,857,937 (twelve million, eight hundred and fifty seven thousand and nine hundred and thirty seven US dollars) to Monitin. Nominal, dollar-denominated interest of six and a half (6.5%) per annum shall be added to the amount set forth in Section 4.2(a), calculated as of October 23, 2006 and until actual payment. The interest shall be paid together with the principal.

(b)

Within one year of obtaining the Commissioner’s consent to the Closing (December 14, 2006) and in accordance with the terms of such consent – the shekel equivalent at the Closing Date of $52,684,893 (fifty two million, six hundred and four thousand and eight hundred and ninety three US dollars), according to the following breakdown: $21,842,830 (twenty one million, eight hundred and forty two thousand and eight hundred and thirty US dollars) to Monitin and $30,842,063 (30 million, eight hundred and forty two thousand and sixty three US dollars) to Globescom. Nominal, dollar-denominated interest of six and a half (6.5%) per annum shall be added to the amount set forth in Section 4.2(b), calculated as of October 23, 2006 and until actual payment. The interest shall be paid together with the principal. (The amounts set forth in Sections (a) and (b), combined, shall herein be referred to as the “Consideration”).

4.3.

Notwithstanding the provisions of Section 4.2(b) above regarding the schedule for the payment of the Consideration, in case the Sellers or any one of them is or shall be required by law or instructed by the tax authorities to pay any tax with respect to the payment set forth in Section 4.2(b) (only) before it receives this amount from the Purchaser, the Purchaser shall transfer the required tax amount to the Sellers at least one Business Day before the deadline for payment by the Sellers or any one of them to the tax authorities (as the Sellers shall notify the Purchaser). Any amount transferred by the Purchaser to the Sellers under this Section 4.3 shall be offset against the relevant portion of the Consideration designated in Section 4.2(b) above.

4.4.

Notwithstanding the provisions of Section 4.2(b) above regarding the schedule for the payment of the Consideration, if any one or more of the following conditions occurs, the full amount of the Consideration set forth in Section 4.2(b) (less any amount paid under Section 4.3) shall be payable immediately to the Sellers:

	(a)	Equity and/or debt financing by Gold and/or the Purchaser. In such case, only an amount equal to the financing, less reasonable financing costs, shall become immediately payable.

	(b)	The sale of all or substantially all of the shares of Gold and/or the Purchaser to a third party that is not under the (direct or indirect) control of Gold’s current majority shareholders.

	(c)	The sale of all or substantially all of the assets or the voluntary or involuntary liquidation of Gold and/or the Purchaser or the appointment of a receiver for Gold and/or the Purchaser.

(d)

A merger of or issuance of shares in Gold and/or the Purchaser, such that the majority shareholders immediately prior to the merger or issuance are no longer the controlling shareholders (directly or indirectly) in the surviving company.

	(e)	The sale of all or substantially all of the assets of Gold and/or the Purchaser to a third party.

4.5.

Until payment in full of the Consideration as set forth in Section 4.2(b), Gold will prevent any charge or lien from being imposed on its holdings in the Purchaser’s shares and shall not transfer any of the Purchaser’s shares that it holds to any third party, and all except for the purpose of raising money in order to pay any or all of the amount set forth in Section 4.2(b). For this purpose, Gold covenants that:

4.5.1

Immediately after Closing, it shall cause a first charge of NIS 1.00 and a first negative charge (i.e., prohibiting any transaction from taking place without the Purchaser’s consent) with respect to its obligation under this Section 4.5, to be registered on its assets in the Companies Registry.

	4.5.2	Execute any document and perform any action required in order to cause the fixed and negative charges to the registered as stated above.

4.5.3

The Purchaser’s Articles of Association shall be amended to include a provision prohibiting the imposition of a charge or lien on the Purchaser’s shares and the transfer of the Purchaser’s shares, and all unless the prior written consent of each of the Sellers under this Amendment is obtained. The Articles of Association shall also include a provision requiring the prior consent of each of the Sellers before amending the above provision. Such prior consent shall be required until payment in full to the Sellers of the Consideration under Section 4.2(b) of this Amendment.

4.6

Without prejudice to any other provision of the Agreement, each of the parties shall exercise its best efforts to effectuate the transaction in accordance with the provisions of the Agreement and this Amendment, and to this end shall cooperate with the other parties to the Agreement and this Amendment.

5.	The Conditions Precedent, as detailed in Section 5 of the Agreement, shall remain in full force and effect and without change, except for the following:

	5.1	The parties agree that Section 5.2 shall no longer be considered a Condition Precedent, since the Commissioner has meanwhile granted his consent on December 14, 2006.

5.2

The authorizations referred to in Sections 5.4 and 5.5 of the Agreement shall be adjusted such that they authorize the engagement of the parties in the transaction in accordance with this Amendment. The Company’s board and shareholder approvals shall not be required and shall not constitute a Condition Precedent for the transaction.

5.3

The paragraph immediately after Section 5.5 of the Agreement shall be amended such that the language “… 90 days or, with respect to Sections 5.4 and 5.5., by August 20, 2006 …” is replace by “210 days”.

	5.4	All references to the Commissioner in the second paragraph after Section 5.5 of the Agreement shall be deleted, since the Commissioner has meanwhile granted his approval.

6.

The Sellers’ obligations as set forth in Section 6 of the Agreement shall remain in full force and effect and without change, except for the obligations set forth in Sections 6.1 and 6.6 of the Agreement. Notwithstanding the above, the obligations set forth in Section 6 of the Agreement which remain in force (as stated, with the exception of Sections 6.1 and 6.6) are not and shall not be assumed by the Company; instead, they shall also extend to the Sellers.

7.	All the provisions of Section 7 of the Agreement are null and void.

8.	The provisions of Section 8 of the Agreement regarding confidentiality shall remain in full force and effect and without any change.

9.

The provisions of Section 9 of the Agreement regarding the Interim Period shall remain in full force and effect and without any change, except that the obligations set forth in Section 9 of the Agreement are not and shall not be obligations of the Company, and shall only be binding upon the Sellers.

10.	The provisions of Section 10 of the Agreement regarding indemnification shall remain in full force and effect, subject to the following:

10.1

Any reference in this Section to indemnification of the Purchaser by “the Sellers and the Company” shall be replaced by “the Sellers”. It is hereby expressly stated that the Sellers shall have no recourse against the Company in any exercise of their indemnification right under the Agreement.

	10.2	The last paragraph in Section 10.1 of the Agreement is canceled.

10.3

Regarding the cap for the indemnification amount provided in Section 10.2 of the Agreement, the language: “exceed $42 million (i.e., after adjustment for the prorated share of the Purchaser in the indemnification received from the Company according the Purchaser’s holdings in the Company).”, shall be replaced by: “$68,400,000”.

10.4

Fishman’s and Monitin’s indemnification obligation toward the Purchaser shall be joint and/or several, while Globescom’s indemnification obligation toward the Purchaser shall be several from that of Fishman and Monitin, and its prorated share in the indemnification obligation shall not exceed the prorated portion it receives from the Consideration for the shares it is selling.

The paragraphs in Section 10.4 of the Agreement that begin with the language “[u]ntil the Closing Date” and end with “mutatis mutandis”, are null and void.

10.5

Any indemnifiable amount that the Sellers are obligated to pay the Purchaser under the Agreement and which becomes due before receipt of the Consideration set forth in Section 4.2(b), shall be offset against this amount and shall not be paid in practice. If such indemnification amount exceeds the Consideration set forth in Section 4.2(b), the Sellers shall pay the difference to the Purchaser, in accordance with Section 10.4 above.

11.

The provisions of Section 11 of the Agreement regarding the Closing shall remain in full force and effect, except for Section 11.1 (where the language “and the Company” shall be deleted and to which the following sentence shall be added at the end of the Section: “Without prejudice to the above, upon Closing, the parties shall update the information in the Exhibits and Schedules with respect to the period between the execution of the Agreement until the Closing Date”), Section 11.5 (where the language “the Company shall register” shall be replaced by “the Sellers shall cause the Company to register”), Section 11.6 (where the language “the Company shall notify” shall be replaced by “the Sellers shall cause the Company to notify”) and Sections 11.7 and 11.8, which will be replaced in their entirety by the following:

	11.7	The Purchaser shall pay the Sellers the Consideration amount as set forth in Section 4.2(a) of the Amendment.

	11.8	The Sellers shall submit letters of resignation from all of the Company’s directors.

11.9

The Purchaser shall provide the Sellers with written evidence of the action described in Section 4.5.3 of this Amendment and with charge registration forms, executed by Gold, with respect to the fixed and negative charge as stipulated in Section 4.5.1 of this Amendment.

12.	The provisions of Section 12 of the Agreement shall remain in full force and effect and without change, except for the references to the Merger in Section 12.2 of the Agreement, which will be deleted.

13.

As creditors of Gold and the Purchaser, the Sellers covenant to agree to the Merger planned between the Purchaser and the Company and to execute for this purpose all of the documents that, as creditors, they will be required to execute. As of the execution of this Agreement, the Purchaser shall be entitled to ask, and the Sellers shall do everything within their power, to cause the Board of Directors and general shareholders meeting of the Company to resolve that, contingent upon and subsequent to the purchase of 100% of the Company’s shares by the Purchaser, the Company shall merge with the Purchaser.

14.

By executing this Agreement, the Purchasers waive the right of first refusal and any other right that they may have under the Company’s Articles of Association in connection with the purchase by the Purchaser of the remainder of the Company shares held by Meyrablin.

In witness whereof the parties have set their hand in writing on the date and at the venue first stated above:

Internet Gold – Golden Lines Ltd.

Smile.Communication Ltd.	Fishman Family Properties Management (1988) Ltd.

Monitin Ltd.	Globescom Communication (1997) Ltd.